Exhibit 99.2
Liquidity and Capital Resources
     Investors or potential investors in our securities consider cash flows of the Automotive and Other business, which consists of our four regional Automotive segments and Corporate and Other, and FIO business to be relevant measures in the analysis of our various securities that trade in public markets. Accordingly, we provide supplemental statements of cash flows to aid users of our condensed consolidated financial statements in the analysis of liquidity and capital resources.
     This information reconciles to the condensed consolidated statements of cash flows after the elimination of “Net investing activity with Financing and Insurance Operations” and “Net financing activity with Automotive and Other Operations” line items shown in the table below. Following are such statements for the nine months ended September 30, 2008 and 2007:

	Automotive and Other		Financing and Insurance
	Nine Months Ended September 30,
	2008	2007	2008	2007
	(Dollars in millions)
Net cash provided by (used in) continuing operating activities	$(10,487)	$2,042	$826	$1,599
Cash provided by discontinued operating activities	—	221	—	—

Net cash provided by (used in) operating activities	(10,487)	2,263	826	1,599
Cash flows from investing activities
Expenditures for property	(5,527)	(4,937)	—	(2)
Investments in marketable securities, acquisitions	(3,146)	(8,615)	(63)	(57)
Investments in marketable securities, liquidations	5,124	6,764	15	37
Proceeds from sale of business units/equity investments	—	5,354	—	—
Capital contribution to GMAC LLC	—	(1,022)	—	—
Operating leases, liquidations	—	—	3,014	2,463
Net investing activity with Financing and Insurance Operations	1,198	721	—	—
Other	(324)	(71)	352	48

Net cash provided by (used in) continuing investing activities	(2,675)	(1,806)	3,318	2,489
Cash used in discontinued investing activities	—	(22)	—	—

Net cash provided by (used in) investing activities	(2,675)	(1,828)	3,318	2,489
Cash flows from financing activities
Net increase (decrease) in short-term borrowing	257	(305)	(2,987)	(3,427)
Borrowings of long-term debt	5,581	1,919	—	—
Payments made on long-term debt	(847)	(1,244)	—	—
Net financing activity with Automotive and Other Operations	—	—	(1,198)	(721)
Cash dividends paid to stockholders	(283)	(425)	—	—

Net cash provided by (used in) continuing financing activities	4,708	(55)	(4,185)	(4,148)
Cash used in discontinued financing activities	—	(5)	—	—

Net cash provided by (used in) financing activities	4,708	(60)	(4,185)	(4,148)
Effect of exchange rate changes on cash and cash equivalents	(315)	292	—	—
Net transactions with Automotive/Financing Operations	51	(39)	(51)	39

Net decrease in cash and cash equivalents	(8,718)	628	(92)	(21)
Cash and cash equivalents at beginning of the period	24,549	23,774	268	349

Cash and cash equivalents at end of the period	$15,831	$24,402	$176	$328

Liquidity Overview
     We have had significant losses from 2005 through the nine months ended September 30, 2008, attributable to operations and to restructurings and other charges such as support for Delphi and future cost cutting measures. We have managed our liquidity during this time through a series of cost reduction initiatives, capital markets transactions and sales of assets. However, the global credit market crisis has had a dramatic effect on our industry. In the three months ended September 30, 2008, the turmoil in the mortgage and overall credit markets, continued reductions in U.S. housing values, historically high prices for energy, the high likelihood that the United States and Western Europe have entered into a recession and the slowdown of economic growth in the rest of the world, created a substantially more difficult business environment. Vehicle sales in North America and Western Europe contracted severely and the pace of vehicle sales in the rest of the world slowed. Our liquidity position, as well as our operating performance, were negatively affected by these economic and industry conditions and by other financial and business factors, many of which are beyond our control. These conditions have generally worsened during October 2008, with sales of light vehicles for the U.S. industry falling to 861,000 units, or a seasonally adjusted rate of 10.9 million units, which was the lowest level for October since 1982. We do not believe it is likely that these adverse economic conditions, and their effect on the automotive industry, will improve significantly in the near term, notwithstanding the unprecedented intervention by the U.S. and other governments in the global banking and financial systems.
     In the nine months ended September 30, 2008, we used $9.7 billion in cash in operations and our liquidity position deteriorated by $11.1 billion. Our cash flow deteriorated primarily due to our significant operating loss, increases in inventory balances of $2.0 billion and a decrease in accounts payable and accruals of $2.5 billion.
     We have taken far reaching actions to restructure our U.S. business, but the effects of current global economic and credit market conditions on the automotive industry require that we obtain additional near-term liquidity support. Based on our estimated cash requirements through December 31, 2009, we do not expect our current operations to generate sufficient cash flow to fund our obligations as they come due, and we do not currently have other traditional sources of liquidity available to fund these obligations.
     On July 15, 2008, we announced a plan for a combination of operating and related initiatives, as well as asset sales and capital market activities, both to conserve cash and to generate incremental cash flows in a total amount of up to $15 billion. Reflecting the priority of addressing liquidity in the current financial environment, we announced additional operating changes on November 7, 2008. We expect these additional actions to provide an incremental $5 billion of cash savings through December 31, 2009, which combined with the previous initiatives announced on July 15, 2008 would conserve or generate cash of up to $20 billion. These various initiatives are described below, and many of them, particularly asset sales and capital market activities, will be very challenging given the current business and credit market environments. Moreover, the full impact of many of these actions will not be realized until the second half of 2009 or later, even if they are implemented successfully.
     We are confident in our ability to execute those operating actions that are substantially within our control, including reductions in spending and working capital improvements. The success of our plans, however, necessarily depends on global economic conditions and the level of automotive sales, particularly in the United States and Western Europe. Our plans also assume that we will not be required to provide additional financial support to Delphi or GMAC beyond the level previously agreed to and that our trade suppliers will continue to conduct business with us on terms consistent with historical practice.
     Even if we implement the planned operating actions that are substantially within our control, our estimated liquidity during the remainder of 2008 will approach the minimum amount necessary to operate our business. Looking into the first two quarters of 2009, even with our planned actions, our estimated liquidity will fall significantly short of the minimum amount necessary to operate our business unless economic and automotive industry conditions significantly improve, we receive substantial proceeds from asset sales, we take more aggressive working capital initiatives, we gain access to capital markets and other private sources of funding, we receive government funding under one or more current or future programs, or some combination of the foregoing occur. We are actively pursuing all of these possible sources of funding, but there can be no assurance that they will supply funds in amounts and timing sufficient to meet our liquidity requirements through the first two quarters of 2009 and perhaps in later periods.
     Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Our ability to continue as a going concern is substantially dependent on the successful execution of many of the actions referred to above, on the timeline contemplated by our plans. Our interim condensed financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts nor to the amounts and classification of liabilities that may be necessary should we be unable to continue as a going concern.

     Previous Restructuring Actions
     From 2005 through 2007, we took a number of steps to restructure our North American operations for sustainable profitability. These included reducing structural costs by $9 billion per year, with plans to eliminate additional annual structural costs by 2011. In addition, we reached a historic agreement with the UAW in 2007 that provided the basis for a fully competitive manufacturing base in the United States by 2010. The UAW agreement also provided for the funding of retiree health care obligations by an independent VEBA trust, commencing in 2010. We also modified our salaried employee and executive pension plans and health care coverage to reduce our unfunded liability and made significant reductions in North American manufacturing capacity and headcount.
     Our North American restructuring also emphasized a commitment to product excellence as evidenced by award-winning new product launches such as the Chevrolet Malibu, the Cadillac CTS and the Buick Enclave. In addition, we established a leadership position in advanced propulsion technologies, including fuel efficiency, biofuels, hybrids, electric vehicles and hydrogen fuel cells.
     July 2008 Initiatives
     During the period from 2005 to 2007, the U.S. total vehicle market ranged from 16.5 million to 17.5 million units per year, and as recently as May 2008, our operating plans were based on a market assumption of more than 15.5 million units in 2008 in the United States, which was in line with industry analysts’ consensus at that time. As global economic conditions deteriorated during 2008, we revised the assumptions underlying our operating plans and recognized that additional actions would be needed to position our operations for the continuing decline in new vehicle sales. As explained below, a decline in vehicle sales and production results in outflows of cash greater than collections of accounts receivables, which has a negative impact on our working capital. This working capital impact has the effect of reducing our operating cash flow at a higher rate than the decline in vehicle unit volume.
     On July 15, 2008, we announced new planning assumptions based on a U.S. total vehicle market of 14.3 million units in 2008 and 2009, which was at or below industry analysts’ consensus, and a U.S. market share of 21% in those years. Accordingly, we undertook a number of initiatives aimed at conserving or generating approximately $15.0 billion of cash on an incremental basis through the end of 2009. These initiatives included approximately $10 billion of operating actions that are substantially within our control, including structural cost reductions, reducing capital spending, improving working capital, reaching agreement to defer approximately $1.7 billion of scheduled payments to the UAW VEBA, and eliminating the dividend paid on our common stock. Further information about these actions follows:
•	Salaried employment savings (estimated $1.5 billion effect) — We are executing salaried headcount reductions in the U.S. and Canada through normal attrition, early retirements, mutual separation programs and other tools. In September 2008, we extended voluntary early retirement offers under our Salaried Retirement Window Program (Salaried Window Program) to certain of our U.S. salaried employees. Employees accepting the Salaried Retirement Window Program were required to do so no later than October 24, 2008, with the majority of retirements taking place on November 1, 2008. As of October 31, 2008, 3,460 employees had irrevocably accepted the Salaried Retirement Window Program, which was in excess of the 3,000 needed to achieve our financial target. In addition, health care coverage for U.S. salaried retirees over 65 has been eliminated, effective January 1, 2009. Furthermore, there will be no new base compensation increases for U.S. and Canadian salaried employees for the remainder of 2008 and 2009. We are also eliminating discretionary cash bonuses for the executive group in 2008.

•	GMNA structural cost reductions (estimated $2.5 billion effect) —Significant progress has been made towards achieving GMNA’s structural cost reduction target. We have accelerated cessation of production at two assembly facilities in addition to shift and line-rate reductions at other facilities. Truck capacity is expected to be reduced by 300,000 vehicles by the end of 2009. Promotional and advertising spending is being reduced by 25% and 20%, respectively, and engineering spending is being curtailed as well. In addition, we are implementing significant reductions in discretionary spending (e.g., travel, non-core information technology projects and consulting services).

•	Capital expenditure reductions (estimated $1.5 billion effect) — The major components of this reduction are related to a delay in the next generation large pick-up truck and sport utility vehicle programs, as well as V-8 engine development. There will also be reductions in non-product capital spending. These reductions will be partially offset by increases in powertrain spending related to alternative propulsion, small displacement engines and fuel economy technologies.

•	Working capital improvements (estimated $2.0 billion effect) — Actions are being taken to improve working capital by approximately $1.5 billion in North America and $0.5 billion in Europe by December 31, 2009, primarily by reducing raw material, work-in-progress and finished goods inventory levels as well as implementing lean inventory practices at parts warehouses. All these initiatives are on track for completion prior to December 31, 2009.

•	UAW VEBA payment deferrals (estimated $1.7 billion effect) — Approximately $1.7 billion of payments that had been scheduled to be made to a temporary asset account in 2008 and 2009 for the establishment of the New VEBA has been deferred until 2010. The outstanding payable resulting from this deferral will accrue interest at 9% per annum. The UAW and Class Counsel have agreed that this deferral will not constitute a change in or breach of the Settlement Agreement. Within 20 business days of the Implementation Date, approximately $7.0 billion of deferred payments, plus interest plus additional contractual amounts will be due to the New VEBA.

•	Dividend suspension (estimated $0.8 billion effect) — Our Board of Directors has suspended dividends on our common stock.
     The remaining $5 billion of our July liquidity plan included $2 billion to $4 billion of planned asset sales and $2 billion to $3 billion of fundraising in capital markets. We believed that these actions, together with the availability of $4.5 billion under our secured credit line, would provide sufficient liquidity for the balance of 2008 and 2009 as well. The status of these previously-announced activities as of November 7, 2008, is as follows:
•	Asset sales — We have commenced the sale process of the HUMMER business, the Strasbourg transmission plant and the AC Delco business. We expect to shortly commence providing offering materials to potential buyers for the HUMMER and AC Delco aftermarket parts businesses pursuant to appropriate confidentiality agreements and have already commenced providing confidential offering materials for the Strasbourg transmission plant to interested parties. We are also in the process of monetizing idle or excess real estate, and several individual transactions are in various stages of execution.

•	Capital market activities — Our plan targeted at least $2.0 billion to $3.0 billion of financing during 2008 and 2009. However, due to the prevailing global economic conditions and our current financial condition and near-term outlook, we currently do not have access to the capital markets on acceptable terms. In the three months ended September 30, 2008, we executed $0.5 billion of debt-for-equity exchanges of our Series D convertible bonds due in June 2009. In addition, we have gross unencumbered assets of over $20 billion, which could support a secured debt offering, or multiple offerings, in excess of the initially targeted $2.0 billion to $3.0 billion, if market conditions recover. These assets include stock of foreign subsidiaries, brands, our investment in GMAC and real estate.
     Recent Developments and November 2008 Initiatives
     Since July, U.S. auto industry sales have continued to erode, with light vehicle sales declining to a seasonally adjusted annual rate of 10.9 million units in October 2008. In addition to the general economic factors discussed above, conditions in the credit markets caused GMAC, like many other lenders, to suspend or severely curtail lease financing and tighten credit standards for traditional retail financing, with the result that consumers find it more difficult to finance purchases of new vehicles. GMAC and other lenders also increasingly restricted dealer financing. In light of the continued deterioration of industry vehicle sales and generally worsening economic conditions, we are now basing our operating plans on what we believe to be a conservative assumption of a 14.0 million unit U.S. total vehicle market in 2008 and 12.0 million for 2009, and we have concluded that our July 2008 initiatives will not be sufficient to ensure adequate liquidity through 2009 without further actions being taken.
     As noted above, one consequence of the global economic downturn and credit crisis has been that capital markets have for all practical purposes been closed to GM for purposes of implementing the $2 billion to $3 billion of fundraising that was included in our July plan to bolster our liquidity during the remainder of 2008 and the first half of 2009. We explored a number of potential transactions to issue significant debt or equity capital during the three months ended September 30, 2008, but were unable to do so on acceptable terms. In the three months ended September 30, 2008, we exchanged $0.5 billion of principal amount of our outstanding Series D convertible bonds due in June 2009 for newly issued GM common stock. As it is unlikely we will be able to execute an additional capital markets transaction in the near term, our ability to meet our liquidity needs relies on our ability to successfully implement other initiatives in our liquidity plans. The global credit market further deteriorated in September with the failures of several large financial institutions and the merger of others. Accordingly, on September 24, 2008, in order to have certainty of access to funding, we drew down the remaining $3.4 billion of funding available under our secured revolving credit facility. We had previously drawn $1.0 billion on August 1, 2008 to assist in meeting our seasonal working capital needs.

     Reflecting the priority of addressing liquidity, we announced additional operating changes and other actions on November 7, 2008. Taken together, we expect these actions to provide an incremental $5 billion of cash savings through December 31, 2009, which combined with previous initiatives announced on July 15, 2008, would conserve or generate cash of up to $20 billion. These additional actions include:
•	Salaried employment savings (estimated $0.5 billion effect) — Additional salaried employment savings will be achieved through incremental workforce reductions in U.S. and Canada, including involuntary separation initiatives. In addition, we have announced the suspension of our matching contribution to certain defined contribution plans starting November 1, 2008 as well as suspension of other reimbursement programs for U.S. and Canadian salaried employees. We also expect to realize salaried employment savings in Western Europe in 2009 through a wage/salary freeze and other cost reduction initiatives.

•	Additional GMNA structural cost reductions (estimated $1.5 billion effect) — We expect to reduce GMNA structural cost by an additional $1.5 billion in 2009. These additional reductions would result from the recently announced acceleration of previously planned capacity actions and other plant operating plan changes, additional efficiencies in engineering resources aligned with further product plan changes, continued marketing spending reductions aligned with expected automotive industry conditions and intensified focus on discretionary spending reductions.

•	Additional working capital reductions (estimated $0.5 billion effect) — GMNA is targeting approximately $0.5 billion of additional working capital reductions beyond the original 2008 target reduction level of $1.5 billion. This additional target reduction is expected to be achieved by continuing to focus on inventory reductions and initiatives related to accounts payables.

•	Additional capital expenditure reductions (estimated $2.5 billion effect) — In the absence of federal funding support, 2009 capital spending will be reduced from the revised target of $7.0 billion announced in July 15 to $4.8 billion. This reduction will be achieved primarily through deferrals of selected programs (e.g., the Cadillac CTS coupe and the next generation Chevy Aveo for the global market) and related capacity reduction projects. However, we are still planning to increase global spending for fuel economy improvements, and spending related to the Chevy Volt will continue. Beyond 2009, capital expenditures will stabilize in the $6.5 billion to $7.0 billion range (excluding China, which is self funded with our joint venture partner).
     These actions are intended to conserve or generate cash of up to $20.0 billion in response to deterioration in the global economy, particularly the automotive industry, so that we can preserve adequate liquidity throughout the period from September 30, 2008 to December 31, 2009. However, the full effect of many of these actions will not be realized until later in 2009, even if they are successfully implemented. We are committed to exploring all of the initiatives discussed above because there is no assurance that industry or capital markets conditions will improve within that time frame. Our ability to continue as a going concern is highly dependent on the successful execution of many of the actions referred to above, on the timeline contemplated by our plans.
     Liquidity Outlook
     Even if we implement the planned operating actions that are substantially within our control, our estimated liquidity during the remainder of 2008 will approach the minimum amount necessary to operate our business. Looking into the first two quarters of 2009, even with our planned actions, our estimated liquidity will fall significantly short of the minimum amount necessary to operate our business unless economic and automotive industry conditions significantly improve, we receive substantial proceeds from asset sales, we take more aggressive working capital initiatives, we gain access to capital markets and other private sources of funding, we receive government funding under one or more current or future programs, or some combination of the foregoing occur. The success of our plans necessarily depends on global economic conditions and the level of automotive sales, particularly in the United States and Western Europe. Our plans also assume that we will not be required to provide additional financial support to Delphi or GMAC beyond the level previously agreed to and that our trade suppliers will continue to conduct business with us on terms consistent with historical practice. Our suppliers could respond to an apparent weakening of our liquidity position by requesting quicker payment of invoices or other assurances. If this were to happen, our need for cash would be intensified and we may be unable to make payments to our suppliers as they become due.
     In connection with their year-end audit of our annual financial statements, our independent auditors assess whether a statement should be included in their audit report related to the existence of substantial doubt related to our ability to continue as a going concern. If the report on our audited financial statements included such a statement, we would not be in compliance with the covenants in certain significant credit agreements, including our $4.5 billion secured revolving credit facility and $1.5 billion U.S. term loan, both of which would be callable by the lenders. Additionally, we have other significant obligations that include cross-default provisions that could be triggered by a failure to comply with those credit agreements. We would need to seek a waiver from the lenders for any covenant breaches or cross defaults, or arrange for substitute financing. There is no assurance that we could cure a default, secure a waiver or arrange substitute financing in such circumstances or that we would not incur significant costs in doing so.
     On November 5, 2008 the DOE issued regulations under the EISA, which permit the DOE to lend up to $25 billion on favorable terms to automobile manufacturers and suppliers. We have analyzed the regulations on a preliminary basis, and we believe that a significant number of our projects through 2014 may qualify for funding under this program. The DOE will determine which projects qualify for support under the EISA, and once approved, the timing of disbursements of loan funding for these projects will depend upon the timing of the spending on those projects. GM intends to submit its first loan request before the end of 2008. The amount and timing of any loan will be subject to the DOE review and approval process, but we believe that it is likely that we will begin receiving project funds during 2009.
     We have engaged in discussions with various U.S. federal government agencies and Congressional leaders about the large and important role that the domestic automotive industry plays in the U.S. economy and the need for immediate government funding support given the economic and credit crisis and its impact on the industry, including consumers, dealers, suppliers and manufacturers. Many in the government have acknowledged the important role of the industry in the national economy and our discussions are ongoing; at this point, their outcome can not be predicted with certainty.
     In addition, we have recently explored the possibility of a strategic acquisition that we believed would generate significant cost reduction synergies and substantially strengthen our financial position in the medium and long term, while being neutral or modestly positive to cash flow even in the near term. While the acquisition could potentially have provided significant benefits, we have concluded that it is more important at the present time to focus on our immediate liquidity challenges and, accordingly, we have set aside consideration of such a transaction as a near-term priority. We frequently discuss matters of mutual interest with other auto manufacturers and, as a matter of policy, we generally do not comment on these private discussions, which in many cases do not lead anywhere.
     Our liquidity plans are subject to a number of risks and uncertainties, including those described below under the caption “Risk Factors,” some of which are outside our control. If we are unable to make payments as they come due we could default on our indebtedness, which would force us to seek waivers of any covenant breaches on our indebtedness or obligations or arrange for substitute financing. There is no assurance that we could secure a waiver in such circumstances or that we would not incur significant costs in doing so. Additionally, we have significant obligations that include cross-default provisions that could be triggered by a failure to comply with certain significant credit agreements. We would need to seek a waiver from the lenders for any covenant breaches or cross defaults, or arrange for substitute financing. There is no assurance that we could cure a default, secure a waiver or arrange substitute financing in such circumstances or that we would not incur significant costs in doing so. In addition, our liquidity plan is based on assumptions that we are not required to provide additional financial support to Delphi or GMAC beyond the level previously agreed to and that our trade suppliers continue to conduct business with us consistent with historical practice.
Automotive and Other
     Available Liquidity
     Automotive and Other (Automotive) available liquidity includes cash balances, marketable securities, and readily available assets of our VEBA trusts. At September 30, 2008, available liquidity was $16.2 billion compared with $21.0 billion at June 30, 2008, $27.3 billion at December 31, 2007 and $30.0 billion at September 30, 2007. The amount of consolidated cash and marketable securities is subject to intra-month and seasonal fluctuations and includes balances held by various business units and subsidiaries worldwide that are needed to fund their operations.
     Although our cost reduction initiatives have reduced our ongoing need for cash compared to prior periods, we still expect to have substantial cash requirements going forward. Our future uses of cash will include, among other possible demands:
•	Costs to implement long-term cost savings and restructuring plans such as potential capacity reduction programs;

•	Continuing capital expenditures;

•	Scheduled U.S. term debt and lease maturities through 2009 of $2.3 billion;

•	Scheduled cash contributions of $7.5 billion in early 2010 for the benefit of the New VEBA trust for postretirement health care established pursuant to the Settlement Agreement; and
•	Continuing use of cash in our operations as a result of lower global industry sales.
     As discussed above, we are experiencing a decline in vehicle sales in the North American and Western European markets that results in an unfavorable effect on working capital. In the United States, we generally recognize revenue and collect the associated receivable shortly after production, but pay our suppliers approximately 47 days later. Accordingly, we consistently have negative working capital. During periods of declining sales and production this results in outflows of cash greater than collections of accounts receivable, as we pay suppliers for materials on which we have previously recognized revenue and collected the associated receivable. When production and sales stabilize, this effect reverses and we return to a more regular pattern of working capital changes. If the volume of our sales declines further, there will continue to be an associated negative operating cash flow effect due to working capital changes, and it could be significant. However, if the downward trend of sales were to reverse, we would experience positive operating cash flow effects attributable to a reduction in working capital.
     We manage our global liquidity centrally, which allows us to optimize funding of our global operations. At September 30, 2008, approximately 45% of our reported liquidity was held in the U.S. In the nine months ended September 30, 2008, our U.S. liquidity position deteriorated mainly due to negative operating cash flow, payments to Delphi in connection to the Global Settlement Agreement and the Master Restructuring Agreement, and restructuring charges, partially offset by borrowings on our secured U.S. credit facility. This deterioration was particularly pronounced in the three months ended September 30, 2008, due to unusually high sales allowance reserves in North America related to our switch to emphasizing cash rather than financing incentives for vehicle sales. However, our U.S. operations have access to much of our overseas liquidity through inter-company arrangements. The following table summarizes our global liquidity:

	September 30,	December 31,	September 30,
	2008	2007	2007
	(Dollars in billions)
Cash and cash equivalents	$15.8	$24.6	$24.4
Marketable securities	0.1	2.1	2.0
Readily-available VEBA assets	0.3	0.6	3.6

Available liquidity	16.2	27.3	30.0
Available under credit facilities	2.2	9.7	9.5

Total liquidity	$18.4	$37.0	$39.5

     The following table summarizes our VEBA assets:

	September 30,	December 31,	September 30,
	2008	2007	2007
	(Dollars in billions)
Total VEBA assets	$13.2	$16.3	$19.1
Readily-available VEBA assets	$0.3	$0.6	$3.6
     The decrease in the total VEBA assets since December 31, 2007 was due to negative asset returns during the period and a $0.2 billion withdrawal of VEBA assets in the nine months ended September 30, 2008. In connection with the Settlement Agreement a significant portion of the VEBA assets have been allocated to the UAW Related Account, which will also hold the proportional investment returns on that percentage of the trust. No amounts will be withdrawn from the UAW Related Account including its investment returns from January 1, 2008 until transfer to the New VEBA. Because of this treatment, we are excluding any portion of the UAW Related Account from our available liquidity at and subsequent to December 31, 2007.
     At the Implementation Date, we will be required to transfer $7.5 billion, including the deferred amounts discussed below, subject to adjustment, to the New VEBA. Further, we may either transfer an additional $5.6 billion, subject to adjustment, to the New VEBA at that time, or we may instead opt to make annual payments of varying amounts between $421 million and $3.3 billion through 2020. At any time after the Implementation Date we will have the option to prepay all remaining payments.
     Credit Facilities
     At September 30, 2008, we had $2.2 billion of unused credit capacity, of which $0.4 billion was available in the U.S., $0.4 billion was available in other countries where we do business and $1.4 billion was available in our joint ventures. The components of our available credit and unused credit capacity are discussed in the following paragraphs.

     We have a $4.5 billion standby revolving credit facility with a syndicate of banks, which terminates in July 2011. At September 30, 2008, $4.4 billion was outstanding under the credit revolver. In addition to the outstanding amount at September 30, 2008, there were $13 million of letters of credit issued under the credit facility. Under the $4.5 billion secured facility, borrowings are limited to an amount based on the value of the underlying collateral. In addition to the $4.5 billion secured line of credit, the collateral also secures certain lines of credit, automatic clearinghouse and overdraft arrangements, and letters of credit provided by the same secured lenders, of $1.6 billion. In the event of work stoppages that result in the loss of a certain level of production, the secured facility would be temporarily reduced to $3.5 billion. At September 30, 2008, we had no further availability under this facility.
     In August 2007, we entered into a revolving credit agreement expiring in August 2009 that provides for borrowings of up to $0.9 billion at September 30, 2008. This agreement provides additional available liquidity that we could use for general corporate purposes, including working capital needs. Under the facility, borrowings are limited to an amount based on the value of underlying collateral. The underlying collateral supported a borrowing base of $0.6 billion, $1.3 billion, and $1.2 billion at September 30, 2008, December 31, 2007 and September 30, 2007, respectively. At September 30, 2008, $0.5 billion was outstanding under this agreement, leaving $27 million available.
     On September 23, 2008, we entered into a one-year revolving on-balance sheet securitization borrowing program that provides financing of up to $0.2 billion. The program replaced an off-balance sheet trade receivable securitization facility that expired on September 17, 2008. This new facility is in addition to an existing on-balance sheet securitization borrowing program that provides financing of up to $0.5 billion. As a part of these programs certain trade accounts receivables related to vehicle sales are isolated in wholly-owned bankruptcy remote special purpose entities, which in turn pledge the receivables to the lending institutions. The receivables pledged are not reported separately from other trade accounts receivables on the condensed consolidated balance sheet. The amount of receivables pledged under these programs was $0.4 billion at September 30, 2008. This amount is also reported as Short-term borrowings.
     In addition, our consolidated affiliates with non-GM minority shareholders, primarily GM Daewoo, have a combined $1.4 billion in undrawn committed facilities.
     Non-Cash Charges (Gains)
     We have recorded significant non-cash charges (gains) related to impairments in our investments in GMAC Common and Preferred Membership interests, our FIO segment’s portfolio of equipment on operating leases, recording valuation allowances against our deferred tax assets, and the remeasurement of our pension and OPEB plans. The following table summarizes our more significant non-cash charges (gains):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Dollars in millions)
Impairment of GMAC Common Membership Interest	$—	$—	$2,036	$—
Impairment of GMAC Preferred Membership Interest	251	—	1,001	—
Impairment of FIO Equipment on operating leases, net	—	—	105	—
Impairment of long-lived assets	1	—	29	84
Net curtailment gain related to finalization of Settlement Agreement	(3,684)	—	(3,684)	—
Salaried post-65 healthcare settlement	1,172	—	1,172	—
Change in amortization period for pension prior service costs	—	1,310	—	1,310
Valuation allowances against deferred tax assets	—	39,032	379	39,032
Others	—	—	—	(47)

	$(2,260)	$40,342	$1,038	$40,379

Cash Flow
     The decrease in available liquidity to $16.2 billion at September 30, 2008 from $27.3 billion at December 31, 2007 was primarily a result of negative operating cash flow driven by reduced production in North America and Western Europe, higher levels of capital expenditures, and payments to Delphi in connection with the GSA and the MRA.

     Investments in marketable securities primarily consist of purchases, sales, and maturities of highly-liquid corporate, U.S. government, U.S. government agency and mortgage-backed debt securities used for cash management purposes. In the nine months ended September 30, 2008 we liquidated net $2.0 billion of marketable securities.
     In the nine months ended September 30, 2008, Automotive and Other had negative cash flow from continuing operations of $10.5 billion on a net loss from continuing operations of $16.4 billion. That result compares with positive cash flow from continuing operations of $2.0 billion and net loss from continuing operations of $41.3 billion in the corresponding period of 2007. Operating cash flow in the nine months ended September 30, 2008 was unfavorably affected primarily by lower volumes and the resulting loss in North America and Western Europe.
     Capital expenditures of $5.5 billion and $4.9 billion were a significant use of investing cash in the nine months ended September 30, 2008 and 2007, respectively. Capital expenditures were primarily made for global product programs, powertrain and tooling requirements.
     Debt
     Total debt, including capital leases, industrial revenue bond obligations and borrowings from GMAC at September 30, 2008 was $43.3 billion, of which $7.2 billion was classified as short-term or current portion of long-term debt and $36.1 billion was classified as long-term. At December 31, 2007, total debt was $39.4 billion of which $6.0 billion was short-term or current portion of long-term debt and $33.4 billion was long-term. This increase in total debt was primarily a result of new debt, including a secured revolving credit facility and other secured borrowings, partially offset by the retirement of term debt, convertible debt and capital leases.
     At September 30, 2008 short-term borrowing and current portion of long-term debt of $7.2 billion includes $1.3 billion of debt issued by our subsidiaries and consolidated affiliates and $2.6 billion of related party debt, mainly dealer wholesale floor plan financing from GMAC. We have various debt maturities other than current of $0.6 billion in 2009, $0.4 billion in 2010, $6.2 billion in 2011 and various debt maturities of $28.9 billion thereafter.
     In September 2008, we entered into agreements with a qualified institutional holder of our 1.50% Series D convertible senior debentures due in 2009 (Series D debentures). Pursuant to these agreements, we issued an aggregate of 44 million shares of our common stock in exchange for $0.5 billion principal amount of our Series D debentures. We entered into the agreements, in part, to reduce our debt and interest costs, increase our equity, and thereby, improve our liquidity. We did not receive any cash proceeds from the exchange of our common stock for the Series D debentures, which have been retired and cancelled. As a result of this exchange, we recorded a settlement gain of $19 million in the three and nine months ended September 30, 2008.
     Net Debt
     Net debt, calculated as cash, marketable securities and $0.3 billion of readily-available VEBA assets, ($0.6 billion at December 31, 2007), less the short-term borrowings and long-term debt, was $27.1 billion at September 30, 2008, compared with $12.1 billion at December 31, 2007.
     Other Liquidity Issues
     We believe that it is possible that issues may arise under various other financing arrangements from our 2006 restatement of prior consolidated financial statements. These financing arrangements consist principally of obligations in connection with sale/leaseback transactions, derivative contracts, and other lease obligations, including off-balance sheet arrangements, and do not include our public debt indentures. In the current period, we evaluated the effect under these agreements of our restatements and out of period adjustments identified in the current period, including our legal rights with respect to any claims that could be asserted, such as our ability to cure. Based on our review, we believe that, although no assurances can be given as to the likelihood, nature or amount of any claims that may be asserted, amounts at September 30, 2008 subject to possible claims of acceleration, termination or other remedies requiring payments by us are not likely to exceed $2.5 billion, consisting primarily of off-balance sheet arrangements. Moreover, we believe there may be economic or other disincentives for third parties to raise such claims to the extent they have them. Based on this review, we reclassified $257 million of these obligations from long-term debt to short-term debt at December 31, 2006. At September 30, 2008 and December 31, 2007, the amount of obligations reclassified from long-term debt to short-term debt based on this review was $136 million and $212 million, respectively. We believe we have sufficient liquidity over the short-term and medium-term to satisfy any claims related to these matters. To date, we have not received any such claims and we do not anticipate receiving any such claims.
     Subsequent to September 30, 2008, credit market volatility increased significantly, creating broad credit concerns. If this condition persists it will affect our ability to manage risks related to market changes in foreign currency exchange rates, interest rates and commodity prices to which we are exposed in the ordinary course of business.
     In addition, based on the provisions of SFAS No. 157, which require companies to consider nonperformance risk, as part of the measurement of fair value of derivative liabilities, we may record changes in the fair value of our derivative liabilities based on our current credit standing. At September 30, 2008 our derivative liabilities totaled $3.4 billion.
     GMAC Participation Agreement
     On June 4, 2008, we, along with Cerberus ResCap Financing LLC (Cerberus Fund) entered into a Participation Agreement (Participation Agreement) with GMAC. The Participation Agreement provides that we will fund up to $0.4 billion in loans made by GMAC to ResCap through a $3.5 billion secured loan facility GMAC has provided to ResCap (ResCap Facility), and that the Cerberus Fund will fund up to $0.4 billion. The ResCap Facility expires on May 1, 2010, and all funding pursuant to the Participation Agreement is to be done on a pro-rata basis between us and the Cerberus Fund.
     We and the Cerberus Fund are required to fund our respective portions of the Participation Agreement when the amount outstanding pursuant to the ResCap Facility exceeds $2.75 billion, unless a default event has occurred, in which case we and the Cerberus Fund are required to fund our respective maximum obligations. Amounts funded by us and the Cerberus Fund pursuant to the Participation Agreement are subordinate to GMAC’s interest in the ResCap Facility, and all principal payments remitted by ResCap under the ResCap Facility are applied to GMAC’s outstanding balance, until such balance is zero. Principal payments remitted by ResCap while GMAC’s outstanding balance is zero are applied on a pro-rata basis to us and the Cerberus Fund.
     The ResCap Facility is secured by various assets held by ResCap and its subsidiaries, and we are entitled to receive interest at LIBOR plus 2.75% for the amount we have funded pursuant to the Participation Agreement. In addition, we and the Cerberus Fund are also entitled to receive our pro-rata share of the 1.75% interest on GMAC’s share of the total outstanding balance. At September 30, 2008, ResCap had fully drawn down the maximum amount pursuant to the ResCap Facility, and we had funded our maximum obligation of $0.4 billion.
     Financing and Insurance Operations
     Prior to the consummation of the GMAC Transaction, GMAC paid a dividend to us of lease-related assets, having a net book value of $4.0 billion and related deferred tax liabilities of $1.8 billion. This dividend resulted in the transfer to us of two bankruptcy-remote subsidiaries that hold equity interests in ten trusts that own leased vehicles and issued asset-backed securities collateralized by the vehicles. GMAC originated these securitizations and remains as the servicer of the securitizations. In August 2007 we entered into a secured revolving credit arrangement of up to $1.3 billion that is secured by the equity interest on these ten securitization trusts. In connection with this credit facility, we contributed these two bankruptcy remote subsidiaries into a third bankruptcy remote subsidiary. We consolidate the bankruptcy-remote subsidiaries and the ten trusts for financial reporting purposes.
     At September 30, 2008, in connection with these bankruptcy-remote subsidiaries we had vehicles subject to operating leases of $2.9 billion compared to $6.7 billion at December 31, 2007, other assets of $1.0 billion compared to $1.4 billion at December 31, 2007, outstanding secured debt of $1.8 billion compared to $4.9 billion at December 31, 2007 and equity of $2.0 billion compared to $3.3 billion at December 31, 2007. The value of vehicles subject to lease under these bankruptcy remote subsidiaries at September 30, 2008 includes an impairment charge of $0.1 billion recorded by our FIO segment in the nine months ended September 30, 2008, as a result of lower vehicle residual values given the deterioration in sport utility vehicle and fullsize pick-up truck residual values in the three months ended June 30, 2008.
     The decrease in operating leases, secured debt and equity from December 31, 2007 is the result of the termination of some leases in the nine months ended September 30, 2008 and the repayment of the related secured debt. The secured debt has recourse solely to the leased vehicles and related assets. We continue to be obligated to the bankruptcy-remote subsidiaries for residual support payments on the leased vehicles in an amount estimated to equal $0.5 billion at September 30, 2008 and $0.9 billion at December 31, 2007, respectively. However, neither the securitization investors nor the trusts have any rights to the residual support payments. We expect the operating leases and related securitization debt to gradually amortize over the next one to two years, resulting in the release to these two bankruptcy-remote subsidiaries of certain cash flows related to their ownership of the securitization trusts and related operating leases.
     The cash flow that we expect to realize from the leased vehicle securitizations over the next one to two years will come from three principal sources: (1) cash released from the securitizations on a monthly basis as a result of available funds exceeding debt service and other required payments in that month; (2) cash received upon and following termination of a securitization to the extent of remaining over collateralization; and (3) return of the residual support payments owing from us each month. In the nine months ended September 30, 2008, the total cash flows released to these two bankruptcy-remote subsidiaries was $1.1 billion. In aggregate, since the consummation of the GMAC Transaction, $2.1 billion have been released from these subsidiaries.
     Negative industry conditions in North America continue to increase the risks and costs associated with vehicle lease financing. The impairments and increases in residual support and risk sharing accruals related to lease assets in the nine months ended September 30, 2008 were the results of reduced expectations of the cash flows from these lease arrangements.
     We have already taken steps to reduce the percentage of our business that is retail leasing, with emphasis on curtailing high risk areas by reducing contracts with 24 to 27 month lease terms. GMAC, our largest provider of lease financing for our vehicles, is implementing other initiatives to reduce the risk in its lease portfolio, such as exiting incentive based lease financing in Canada and reducing its lease volume in the United States. We plan to continue to offer leasing options, though likely more narrowly targeted to certain products and segments. We are developing incentive programs to encourage consumers to purchase versus lease vehicles. Lease financing was used for approximately 16% of retail sales in the nine months ended September 30, 2008.
Forward-Looking Statements
     In this report and in reports we subsequently file with the SEC on Forms 10-K and 10-Q and file or furnish on Form 8-K, and in related comments by our management, our use of the words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” ”when,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” “designed,” “impact” or the negative of any of those words or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. All statements in this report and subsequent reports which we may file with the SEC on Forms 10-K and 10-Q or file or furnish on Form 8-K, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors that may be revised or supplemented in subsequent reports on SEC Forms 10-K, 10-Q and 8-K. Such factors include among others the following:
•	Our ability to maintain adequate liquidity and financing sources and an appropriate level of debt;

•	Continued economic instability or poor economic conditions in the U.S. and global markets, including the credit markets, or changes in economic conditions, commodity prices, housing prices, currency exchange rates or political stability in the markets in which we operate;

•	Our ability to realize production efficiencies, to achieve reductions in costs as a result of the turnaround restructuring and health care cost reductions and to implement capital expenditures at levels and times planned by management;

•	Shortages of and price increases for fuel;

•	Market acceptance of our new products including cars and crossover vehicles;

•	The ability of our customers, dealers, distributors and suppliers to obtain adequate financing on acceptable terms to continue their business relationships with us;

•	Significant changes in the competitive environment, including as a result of industry consolidation, and the effect of competition in our markets, including on our pricing policies or use of incentives;

•	Changes in the existing, or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect the production, licensing, distribution or sale of our products, the cost thereof or applicable tax rates;

•	The effectiveness of recent or future actions by the U.S. federal government, including the $25 billion loan program for automobile manufacturers and suppliers and recently enacted legislation relating to mortgage assets;

•	Costs and risks associated with litigation;

•	The final results of investigations and inquiries by the SEC;

•	The potential effect if we receive a “going concern” qualification in our auditors’ report on our 2008 financial statements;

•	Changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, including the estimates for the Delphi pension benefit guarantees, which could result in an effect on earnings;
•	Negotiations and bankruptcy court actions with respect to Delphi’s obligations to us and our obligations to Delphi, negotiations with respect to our obligations under the benefit guarantees to Delphi employees and our ability to recover any indemnity claims against Delphi;

•	Labor strikes or work stoppages at our facilities or our key suppliers such as Delphi or financial difficulties at our key suppliers such as Delphi;

•	Additional credit rating downgrades and the effects thereof; and

•	Changes in relations with unions and employees/retirees and the legal interpretations of the agreements with those unions with regard to employees/retirees, including the negotiation of new collective bargaining agreements with unions representing our employees in the United States other than the UAW.
     In addition, GMAC’s actual results may differ materially due to numerous important factors that are described in GMAC’s most recent report on SEC Form 10-K, which may be revised or supplemented in subsequent reports on SEC Forms 10-K, 10-Q and 8-K. The factors identified by GMAC include, among others, the following:
•	Rating agencies may downgrade their ratings for GMAC or ResCap in the future, which would adversely affect GMAC’s ability to raise capital in the debt markets at attractive rates and increase the interest that it pays on its outstanding publicly traded notes, which could have a material adverse effect on its results of operations and financial condition;

•	GMAC’s business requires substantial capital, and if it is unable to maintain adequate financing sources, its profitability and financial condition will suffer and jeopardize its ability to continue operations;

•	The profitability and financial condition of its operations are dependent upon our operations, and it has substantial credit exposure to us;

•	Recent developments in the residential mortgage market, especially in the nonprime sector, may adversely affect GMAC’s revenue, profitability and financial condition;

•	Changes in the competitive markets in which GMAC operates, including increased competition in the automotive financing, mortgage and/or insurance markets or generally in the markets for securitizations or asset sales, its margins could be materially adversely affected.
     We caution investors not to place undue reliance on forward-looking statements. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where we are expressly required to do so by law.
* * * * * *